Exhibit 99.1

For Immediate Release

AMRI Adds Healthcare Industry Veterans to Board of Directors

Albany, NY (October 31, 2006)—Albany Molecular Research, Inc. (NASDAQ: AMRI) today announced the election of Veronica G.H. Jordan, Ph.D. and Una S. Ryan, Ph.D., O.B.E. to its Board of Directors.  One of the new Directors fills an open position on the Board, while the second position is newly created.

“All of us at AMRI are delighted to have two such highly capable professionals joining our Board,” said AMRI Chairman, CEO and President Thomas E. D’Ambra, Ph.D.  “Each Director brings extensive experience, a record of accomplishment as well as important contacts in the pharmaceutical, biotechnology and CRO sectors.  Together, our new Directors have experience across a broad range of areas, including R&D, sales and marketing, licensing, finance and investor relations, corporate governance, and strategic planning.  Dr. Jordan and Dr. Ryan bring important complementary backgrounds and skill sets to our Board of Directors that should strengthen the Board’s effectiveness.  I personally look forward to their contributions to AMRI’s future.”

Veronica G. H. Jordan, Ph.D.

During her 25-year career in the healthcare industry, Dr. Jordan has gained extensive experience in both building start-up companies and managing global organizations.  Currently, she is president, chief executive officer and board director of Medelle Corporation, a medical device company dedicated to the treatment of infertility.

Prior to joining Medelle Corporation, Dr. Jordan served 14 years at Parexel International Corporation, a global contract pharmaceutical outsourcing organization that provides clinical research, medical marketing and consulting services.  As an early member of the management team, Dr. Jordan became senior vice president and general manager of the Global Client Research Unit, responsible for large international contracts and strategic partnerships.  Additionally, she established the company’s first global sales force and was involved in a number of key strategic initiatives as the company grew from ten employees and $500,000 in revenue to 4,500 employees and over $350 million in revenue.

Earlier in her career, Dr. Jordan joined Biogen Incorporated (now Biogen Idec) as product manager and was ultimately promoted to director of marketing and business development.  At Biogen, she was responsible for identifying, evaluating, negotiating and managing research and licensing opportunities internationally.

Dr. Jordan began her industry career in the R&D labs at Baxter International after earning a B.Sc. in Biochemistry from Cambridge University and a Ph.D. in Biochemistry/Cell Biology from Oxford University, and completing a postdoctoral research fellowship at the Dana Farber Institute.

Una S. Ryan, Ph.D., O.B.E.

Dr. Ryan has over 35 years of experience as a researcher, professor and biotechnology industry executive.  Since 1993, she has served in senior leadership roles at AVANT Immunotherapeutics, Inc. (formerly T-Cell Sciences, Inc.), a publicly traded biopharmaceutical company developing vaccines and immunotherapeutics for a range of applications (NASDAQ: AVAN).  Dr. Ryan initially joined AVANT as vice president of research and chief scientific officer.  Since 1996, she has been CEO, president, chief operating officer and a director.  Concurrently, she holds the position of research professor of medicine at the Whitaker Cardiovascular Institute of the Boston University School of Medicine.

At AVANT, Dr. Ryan has raised over $135 million in capital, completed three acquisitions, led the expansion of the company’s vaccines programs, and established strategic partnerships with GlaxoSmithKline and Pfizer.  Prior to AVANT, she was director of health sciences at Monsanto Corporation, where she managed a staff of nearly 100 individuals devoted to R&D.  Before that, she held a number of positions in academia, including research professor of surgery at Washington University School of Medicine in St. Louis and professor of medicine at the University of Miami School of Medicine.

Earlier in her career, Dr. Ryan was a senior scientist at the Papanicalou Cancer Research Institute in Miami, and director of the Laboratory for Ultrastructure Studies at the Howard Hughes Medical Institute.  She graduated from England’s Bristol University, with undergraduate degrees in Zoology, Chemistry, and Microbiology.  She received a Ph.D. in Cell Biology from Cambridge University.

Dr. Ryan serves on several boards, including the board of BIO, and is immediate past chair of the Massachusetts Biotechnology Council.  In 2002, she was awarded the Order of the British Empire (O.B.E.) for her work to foster and promote biotechnology.

Albany Molecular Research, Inc. is a global drug discovery company that provides chemistry services to pharmaceutical and biotechnology companies and conducts its own proprietary R&D programs. For more information, visit www.albmolecular.com.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements may be identified by forward-looking words such as “may,” “could,” “should,” “would,” “will,” “intend,” “expect,” “anticipate,” “believe” and “continue” or similar words. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing of chemical research and development, the company’s ability to enforce its intellectual property and technology rights, the risks posed by international operations to the company, and the company’s ability to effectively manage its growth as well as those factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 16, 2006 and the company’s other SEC filings. The company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.